Exhibit 99.1

Global Green Solutions Expands Exclusive Commercialization Rights for
Vertigro Algae Technology

Vancouver BC, Canada - July 12, 2007 – Global Green Solutions Inc. (GGRN) announced the expansion of its Vertigro algae technology joint venture to target applications in multiple markets, including biofuels, food, pharmaceutical and health and beauty industries.

“Due to worldwide interest in the Vertigro technology and the results of our research, we have recognized the significant value of the algae for products in industrial, commercial and retail markets,” said Doug Frater, president and CEO of Global Green Solutions.

To meet increasing multi-market opportunities, GGRN has expanded its exclusive commercialization rights and restructured its joint venture agreement with Valcent Products Inc. “Under the terms of the new agreement, Global Green and Valcent will each receive a 50% share of the venture and will contribute additional funding, which will allow us to expand our product research and development capabilities,” said Frater.

GGRN’s Vertigro business is based in El Paso, Texas, where a world class laboratory and research facility is nearing completion. The facility features a revolutionary high speed algae screening capability to determine the premier strains of algae and the optimum growth for the multiplicity of potential applications. The algae, which will be harvested and converted to algal oil for biofuel feedstock and other products, will be grown in state-of-the-art bioreactors. At the completion of the development phase, estimated for late 2007, small commercial plants will be constructed in North America, Europe and South Africa, with larger facilities scheduled to be built in late 2008.

Global Green Solutions Inc. www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for renewable energy and reduction of greenhouse gas emissions. Global Green Solutions Inc. is a U.S. public traded company (OTCBB:GGRN) with offices in Vancouver, San Diego, El Paso, New York, London, Brussels, Caracas and Johannesburg.

Contacts: Investor Relations Steve McGuire or Bob Faris 866.408.0153 or 800.877.1626 www.globalgreensolutionsinc.com	Media Relations Nancy Tamosaitis Vorticom Public Relations 212.532.2208 Nancyt@vorticom.com
Marty Tullio McCloud Communications, LLC 949.553.9748 marty@mccloudcommunications.com

Safe Harbor for Forward Looking Statements:: Except for historical information contained herein, the contents of this press release contain forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the company’s operations, markets, products and prices as well as other factors addressed in the company’s filings with the Securities and Exchange Commission.